Exhibit 99.1
The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
September 18, 2007	Crystal B. Leiderman
Director, Investor Relations 800-847-5322
THE ALLIED DEFENSE GROUP CLOSES SALE OF
THE VSK GROUP
VIENNA, Virginia, September 18, 2007 – The Allied Defense Group, Inc. (AMEX:ADG) announces it has closed the previously announced sale of its Belgium subsidiary, The VSK Group, to Xtralis Pty Ltd. Xtralis Pty Ltd is a global leader in security surveillance systems.
ADG received €33.6 million (approximately $46.6 million) at closing and another €2.0 million (approximately $2.8 million) has been deposited into escrow in accordance with the Stock Purchase Agreement, for a total of €35.6 million (approximately $49.4 million).
Major General (Ret) John J. Marcello, President and Chief Executive Officer of The Allied Defense Group said, “The close of this transaction marks a key strategic event for ADG. The proceeds from VSK’s sale will be available to reduce our debt with the balance added to working capital. ADG continues to restructure and recapitalize to maximize value for all of our shareholders.”
The Allied Defense Group, Inc. was advised by Houlihan Lokey in connection with the transaction.
About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.
For more information, please visit the Company web site:
www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.